Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC. ANNOUNCES SECOND

QUARTER 2021 RESULTS, ATTAINMENT OF LOW CARBON

ENERGY MILESTONES AND SECURES MULTIPLE DEEPWATER AWARDS

THE WOODLANDS, Texas, August 2, 2021 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced second quarter 2021 results.

Second quarter 2021 revenue was $102 million, a sequential increase of 32% over the first quarter of 2021 reflecting improvements by all business segments, including the seasonal peak in Northern Europe chemicals sales.  Net loss before discontinued operations was $6.7 million, inclusive of $4.7 million of non-recurring charges and expenses. This compares to a net loss before discontinued operations of $11.9 million in the first quarter, inclusive of $6.6 million of non-recurring charges and expenses.  Net loss per share from continuing operations in the second quarter was $0.05.  Excluding the non-recurring charges and expenses, the net loss per share from continuing operations was $0.02.  Adjusted EBITDA, excluding non-recurring charges, was $13.0 million, which includes a $1.6 million benefit from the increase in TETRA’s equity ownership in CSI Compressco LP and Standard Lithium, where we own approximately 10.9% and 1.1%, respectively.   Second quarter adjusted EBITDA was up 44% from the first quarter of 2021 reflecting stronger operational performance from both business segments.  Cash flow from operating activities was $1.8 million in the second quarter of 2021 and compared to $5.8 million in the first quarter of 2021, while adjusted free cash flow from continuing operations was a use of cash of $4.5 million reflecting a buildup in working capital from the higher activity levels towards the end of the second quarter.  This compares to $5.4 million of adjusted free cash flow from continuing operations in the first quarter of 2021.

Brady Murphy, TETRA’s Chief Executive Officer, stated, “We achieved good overall revenue and EBITDA progression from the first quarter, and even more so as the quarter progressed, and with some great wins and key milestones in all of our business segments, I am very encouraged with the outlook going forward.  By early June we saw meaningful increase in demand for international and Gulf of Mexico Completion Fluids, which is consistent with what we believe to be the start of strong, multi-year international and offshore recovery.  We exited the quarter with June being our highest revenue and Adjusted EBITDA month since March 2020 reflecting sequential improvements in all of our business groups.  Completion Fluids and Products Adjusted EBITDA margin of 27.7% was an improvement of 400 basis points from the first quarter of 2021.  Although faced with some inflationary headwinds in our Water and Flowback business ahead of our ability to get broad based price increases, the third quarter EBITDA and related margins are expected to benefit from two newly awarded recycling projects, a fully deployed SandstormTM project in Argentina and continued improvement and alignment of service pricing.  Going into the second half of the year, we expect to see a continued recovery in our North American onshore business with higher prices plus continued stronger activity in our international fluids business with the potential for strong market recovery in all of our segments heading into 2022.”

“The second quarter, and also more recently in July, we received a lot of positive news for our oil and gas related business as well as our low carbon energy opportunities. In July we completed our first international TETRA CS Neptune® fluids job in the North Sea, which also was our first ever high-density monovalent operation. While the revenue from this project was considerably smaller than our typical TETRA CS Neptune® fluids projects in the Gulf of Mexico, it reflects acceptance of this proprietary technology into new markets. We were awarded a three-year completion fluids and services contract with one of the most active deepwater super major operators in the Gulf of Mexico (GoM) that represents a significant market share increase for this customer and for our GoM operations.  We have also received a multi-year major completion fluids award through partnering with a major integrated service company for deepwater work in Brazil.   We are expecting our international and offshore fluids sales to increase materially in the second half of the year from the first half due to major project awards and overall increased customer activity. With the ongoing growth and success of our Northern European industrial chemicals business, we are proceeding with a planned expansion for our Kokkola calcium chloride plant in Finland to increase capacity by over 25% by mid-2022.

“Each of our low carbon energy business initiatives continues to advance at an accelerated pace.  Following diligence and successful CO2 mineralization to design specifications in a San Antonio SkyCycle pilot plant, we have agreed to make a $5 million investment in CarbonFree in the form of a convertible note.  This will allow us to participate in the equity upside as CarbonFree continues to make progress in commercializing its SkyCycle proprietary technology and we continue to advance our long term business relationship. Our PureFlowTM high purity zinc bromide has been qualified by three energy storage manufacturers, and we have received our first commercial purchase order well ahead of our year end expectations. We expect that this will be the first of many opportunities for TETRA to expand our PureFlow sales into the energy storage markets. In regard to lithium activities, Standard Lithium announced in the second quarter that they launched an engineering feasibility study to extract lithium from the brine, which would also include bromine, underlying the TETRA Arkansas leases as part of the 2017 agreement between Standard Lithium and TETRA. According to Standard Lithium, the results of this study are expected to be completed in the third quarter of 2021.  As previously announced by Standard Lithium, this acreage has 890,000 tons of LCE equivalent at the inferred resource category.   As we announced earlier today, we completed a preliminary exploratory study of the bromine and lithium in our Arkansas leases that includes the leases outside of the Standard Lithium agreement.   The study indicates a rich brine concentration for both lithium and bromine and supports our actions to further evaluate a full economic feasibility of these assets.  Finally, we have executed a memorandum of understanding to work with Anson Resources, an Australian publicly traded minerals company, to explore a business relationship for lithium and bromine extraction from their Paradox Basin Brine Project in southern Utah. The collaboration will include, among other things, the potential off-take agreement of bromine to meet our growing demands for both oil and gas and energy storage, potential licensing of TETRA’s patented bromine derivative manufacturing process, as well as operational management of the plant(s).

“We have reduced our term loan by $36.3 million from $220.5 million as of September 30, 2020, to $184.2 million as of June 30, 2021 and reduced it by another $8.2 million in July. This will save us approximately $3.2 million per year, on an annualized basis, in interest expense.  In July, we amended our Asset Based Loan (“ABL”) extending the maturity to May 2025 and increased our availability for our ABL by approximately $9.4 million. With this amendment, we do not have any maturities until May 2025 other than our requirement to offer to prepay a percentage of excess cash flow following the conclusion of each calendar year.  During the first half of 2021, we have recorded mark to market gains of $5.6 million on our equity holdings of CSI Compressco LP and Standard Lithium.  As of July 30, 2021, the market value of these investments was $17.8 million, with no restrictions on our ability to monetize these investments.  Additionally, in July we received an expected payment of $548,000 from our sale of our controlling interest in CSI Compressco.”

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted earnings per share from continuing operations, Adjusted EBITDA, and Adjusted EBITDA Margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, Adjusted income/(loss) before tax, adjusted free cash flow from continuing operations, and net debt.  Please see Schedules E through H for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Second Quarter Results and Highlights

A summary of key financial metrics for the second quarter are as follows:

Second Quarter 2021 Results
	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(In Thousands, Except per Share Amounts)
Revenue	$102,326	$77,324	$96,070
Loss before discontinued operations	(6,654)	(11,943)	(13,179)
Adjusted EBITDA before discontinued operations	12,967	8,981	8,941
GAAP EPS from continuing operations	(0.05)	(0.10)	(0.11)
Adjusted EPS from continuing operations	(0.02)	(0.04)	(0.06)
GAAP net cash provided by operating activities	1,788	5,819	38,211
Adjusted free cash flow from continuing operations	$(4,450)	$5,369	$31,350

Completion Fluids & Products second quarter of 2021 revenue of $64.6 million increased 39% from the first quarter of 2021 driven by the seasonal increase for our Northern Europe industrial chemicals business and stronger offshore completion fluid sales. Completion Fluids & Products income before taxes was $16.4 million in the second quarter (25.4% of revenue) compared to $9.0 million (19.4% of revenue) in the first quarter of 2021.  Adjusted EBITDA of $17.9 million increased $6.8 million sequentially.  Second quarter Adjusted EBITDA included $1.5 million favorable mark to market adjustment from TETRA’s investment in Standard Lithium.  TETRA’s value of the 1.6 million shares that we own in Standard Lithium was $9.7 million as of July 31, 2021.

Water & Flowback Services revenue was $37.7 million in the second quarter of 2021, an increase of 22% from the first quarter of 2021, and loss before taxes was $5.0 million.  Adjusted EBITDA of $2.0 million (5.3% of revenue) increased 123% sequentially as we saw a rebound in Water Management and Flowback testing from the first quarter that was negatively impacted by winter storms.

Free Cash Flow and Balance Sheet

Cash from operating activities was $1.8 million in the second quarter while adjusted free cash flow from continuing operations was a use of cash of $4.5 million.  Liquidity at the end of second quarter was $82.0 million.  Liquidity is defined as unrestricted cash plus availability under the revolving credit facility.  At the end of the second quarter unrestricted cash was $50.3 million and availability under our credit facility was $31.7 million.  Debt was $171.8 million before the $8.2 million paydown in July, while net debt was $121.4 million.

Non-recurring Charges and Expenses Items

Non-recurring charges and expenses are reflected on Schedule E and include $1.3 million of cumulative adjustments to long-term incentives and appreciation right expenses, $0.7 million of restructuring and transaction expenses, and $2.7 million of stock warrant fair value adjustment expense.

Conference Call

TETRA will host a conference call to discuss these results tomorrow, August 3, 2021, at 10:30 a.m. Eastern Time. The phone number for the call is 1-888-347-5303. The conference call will also be available by live audio webcast and may be accessed through the Company's investor relations website at http://ir.tetratec.com/events-and-webcasts. A replay of the conference call will be available at 1-877-344-7529 conference number 10158935, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact

For further information: Elijio Serrano, CFO, TETRA Technologies, Inc., The Woodlands, Texas, Phone: 281.367.1983, www.tetratec.com

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)

Schedule A: Consolidated Income Statement

Schedule B: Condensed Consolidated Balance Sheet

Schedule C: Consolidated Statements of Cash Flows

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations

Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA

Schedule G: Non-GAAP Reconciliation of Net Debt

Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations

Company Overview and Forward-Looking Statements

TETRA Technologies, Inc. is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, and production well testing.  TETRA owns an 10.9% equity interest in CSI Compressco LP (NASDAQ: CCLP) and approximately 1.1% equity interest in Standard Lithium (NYSE: SLI).

Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning the anticipated recovery of the oil and gas industry; curtailments in production and completion activities related to extreme winter weather; potential revenue associated with prospective energy storage projects or our pending carbon capture partnership; projections concerning the Company's business activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(In Thousands, Except per Share Amounts)
Revenues	$102,326	$77,324	$96,070	$179,650	$228,773

Cost of sales, services, and rentals	77,208	60,614	70,607	137,822	164,722
Depreciation, amortization, and accretion	8,236	8,951	9,726	17,187	19,277
Impairments and other charges	449	—	—	449	—
Insurance recoveries	—	(110)	(74)	(110)	(74)
Total cost of revenues	85,893	69,455	80,259	155,348	183,925
Gross profit	16,433	7,869	15,811	24,302	44,848

General and administrative expense	17,351	20,012	23,862	37,363	44,210
Interest expense, net	3,886	4,404	4,604	8,290	9,896
Warrants fair value adjustment expense (income)	2,698	323	11	3,021	(327)
Other income, net	(2,232)	(5,095)	(541)	(7,327)	(520)
Loss before taxes and discontinued operations	(5,270)	(11,775)	(12,125)	(17,045)	(8,411)
Provision for income taxes	1,384	168	1,054	1,552	1,776
Loss before discontinued operations	(6,654)	(11,943)	(13,179)	(18,597)	(10,187)
Discontinued operations:
Income (loss) from discontinued operations, net of taxes	(126)	120,990	(23,788)	120,864	(37,156)
Net income (loss)	(6,780)	109,047	(36,967)	102,267	(47,343)
Less: (income) loss attributable to noncontrolling interest(1)	27	(333)	15,712	(306)	24,537
Net income (loss) attributable to TETRA stockholders	$(6,753)	$108,714	$(21,255)	$101,961	$(22,806)

Basic and diluted per share information:
Loss from continuing operations	$(0.05)	$(0.10)	$(0.11)	$(0.15)	$(0.08)
Income (loss) from discontinued operations	$0.00	$0.96	$(0.06)	$0.96	$(0.10)
Net income (loss) attributable to TETRA stockholders	$(0.05)	$0.86	$(0.17)	$0.81	$(0.18)
Weighted average shares outstanding	126,583	126,149	125,886	126,365	125,736
(1)

(Income) loss attributable to noncontrolling interest includes zero, $333 income and $15,781 loss for the three-month periods ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively, and $333 income and $24,615 loss for the six-month periods ended June 30, 2021 and 2020, respectively, related to discontinued operations.

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	June 30, 2021	December 31, 2020
	(In Thousands)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$50,314	$67,252
Restricted cash	65	65
Trade accounts receivable	79,467	64,078
Inventories	70,071	76,658
Assets of discontinued operations	—	710,006
Prepaid expenses and other current assets	15,881	13,487
Total current assets	215,798	931,546
Property, plant, and equipment, net	91,423	96,856
Patents, trademarks and other intangible assets, net	39,237	41,487
Deferred tax assets, net	44	52
Operating lease right-of-use assets	39,517	43,448
Investments	16,221	2,675
Other assets	14,569	16,775
Total long-term assets	201,011	201,293
Total assets	$416,809	$1,132,839

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$38,868	$22,573
Unearned income	3,019	2,675
Accrued liabilities and other	44,069	38,791
Liabilities of discontinued operations	1,601	734,039
Current portion of long-term debt	8,157	—
Total current liabilities	95,714	798,078
Long-term debt, net	163,603	199,894
Deferred income taxes	1,939	1,942
Asset retirement obligations	12,699	12,484
Warrants liability	3,219	198
Operating lease liabilities	33,786	37,569
Other liabilities	6,792	11,612
Total long-term liabilities	222,038	263,699
Commitments and contingencies
TETRA stockholders’ equity	100,158	(9,640)
Noncontrolling interests	(1,101)	80,702
Total equity	99,057	71,062
Total liabilities and equity	$416,809	$1,132,839

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2021	2020
	(In Thousands)
Operating activities:
Net income (loss)	$102,267	$(47,343)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	17,215	59,302
Gain on GP Sale	(120,574)	—
Impairment and other charges	449	14,348
Gain on retained CSI Compressco units and Standard Lithium shares	(5,613)	(183)
Equity-based compensation expense	2,554	2,896
Amortization and expense of financing costs and deferred financing gains	1,429	2,755
Debt-related expenses	—	4,754
Warrants fair value adjustment	3,021	(326)
Gain on sale of assets	(275)	(2,019)
Other non-cash charges	(70)	5,380
Changes in operating assets and liabilities:
Accounts receivable	(15,694)	55,552
Inventories	5,456	10,733
Prepaid expenses and other current assets	(2,442)	(3,038)
Trade accounts payable and accrued expenses	21,295	(42,853)
Other	(1,411)	429
Net cash provided by operating activities	7,607	60,387
Investing activities:
Purchases of property, plant, and equipment, net	(12,489)	(19,608)
Proceeds from sale of CCLP, net of cash divested	18	—
Proceeds on sale of property, plant, and equipment	754	5,311
Insurance recoveries associated with damaged equipment	110	591
Other investing activities	1,156	(357)
Net cash used in investing activities	(10,451)	(14,063)
Financing activities:
Proceeds from long-term debt	—	338,343
Principal payments on long-term debt	(29,320)	(341,364)
CSI Compressco distributions	—	(620)
Tax remittances on equity based compensation	—	(341)
Debt issuance costs and other financing activities	(455)	(2,504)
Net cash provided by (used in) financing activities	(29,775)	(6,486)
Effect of exchange rate changes on cash	(896)	(826)
(Decrease) increase in cash and cash equivalents	(33,515)	39,012
Cash and cash equivalents and restricted cash at beginning of period	83,894	17,768
Cash and cash equivalents at beginning of period associated with discontinued operations	16,577	2,370
Cash and cash equivalents and restricted cash at beginning of period associated with continuing operations	67,317	15,398
Cash and cash equivalents and restricted cash at end of period	50,379	56,780
Cash and cash equivalents at end of period associated with discontinued operations	—	6,757
Cash and cash equivalents and restricted cash at end of period associated with continuing operations	$50,379	$50,023

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

In addition to financial results determined in accordance with U.S. GAAP, this press release may include the following non-GAAP financial measures for the Company: net debt; adjusted consolidated and segment income (loss) before taxes, special charges and discontinued operations; adjusted diluted earnings (loss) per share from continuing operations; consolidated and segment adjusted EBITDA; adjusted free cash flow and free cash flow from continuing operations; and segment adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”). The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Management believes that the exclusion of the special charges from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

Adjusted income (loss) from continuing operations is defined as the Company’s income (loss) before  noncontrolling interests and discontinued operations, excluding certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted income (loss) from continuing operations is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.  Adjusted diluted earnings (loss) per share from continuing operations is defined as the Company’s diluted earnings (loss) per share excluding certain special or other charges (or credits), discontinued operations and noncontrolling interest attributable to discontinued operations. Adjusted diluted earnings (loss) per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Adjusted EBITDA (and Adjusted EBITDA as a percent of revenue) is defined as earnings before interest, taxes, depreciation, amortization, impairments and certain non-cash charges, non-recurring adjustments and discontinued operations. Adjusted EBITDA (and Adjusted EBITDA margin) is used by management as a supplemental financial measure to assess the financial performance of the Company’s assets, without regard to financing methods, capital structure or historical cost basis and to assess the Company’s ability to incur and service debt and fund capital expenditures.  Adjusted free cash flow from continuing operations is defined as cash from operations less discontinued operations EBITDA and discontinued operations capital expenditures, less capital expenditures net of sales proceeds and cost of equipment sold and including cash distributions to TETRA from CSI Compressco LP and cash from other investments. Management uses this supplemental financial measure to:

•	assess the Company’s ability to retire debt;
•	evaluate the capacity of the Company to further invest and grow; and
•	to measure the performance of the Company as compared to its peer group.

Adjusted free cash flow from continuing operations do not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

            Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations (Unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(In Thousands, Except per Share Amounts)

Loss before taxes and discontinued operations	$(5,270)	$(11,775)	$(12,125)
(Provision) benefit for income taxes	(1,384)	(168)	(1,054)
Noncontrolling interest attributed to continuing operations	27	—	(69)
Loss from continuing operations	(6,627)	(11,943)	(13,248)
Adjustment to long-term incentives	627	2,897	—
Transaction and other expenses	(345)	2,550	186
Impairments and other charges	—	—	—
Former CEO stock appreciation right expense	714	509	—
Restructuring charges	1,033	340	218
Debt refinancing	—	—	—
Stock warrant fair value adjustment	2,698	323	11
Severance expenses	—	—	1,920
Bad debt	—	—	2,800
Adjusted income (loss) from continuing operations	$(1,900)	$(5,324)	$(8,113)

Basic and diluted per share information
Loss from continuing operations	$(0.05)	$(0.10)	$(0.11)
Adjusted income (loss) from continuing operations	$(0.02)	$(0.04)	$(0.06)
Diluted weighted average shares outstanding	126,583	126,149	125,886

Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended June 30, 2021
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenues	$64,607	$37,719	$—	$—	$102,326
Net income (loss) before taxes and discontinued operations	16,427	(4,978)	(9,543)	(7,176)	(5,270)
Adjustment to long-term incentives	—	—	627	—	627
Transaction and other expenses	(391)	145	(99)	—	(345)
Former CEO stock appreciation right expense	—	—	714	—	714
Restructuring expenses	291	742	—	—	1,033
Stock warrant fair value adjustment	—	—	—	2,698	2,698
Adjusted income (loss) before taxes and discontinued operations	$16,327	$(4,091)	$(8,301)	$(4,478)	$(543)

Adjusted interest expense, net	(162)	3	—	4,044	3,885
Adjusted depreciation and amortization	1,701	6,087	—	245	8,033
Equity compensation expense	—	—	1,592	—	1,592
Adjusted EBITDA	$17,866	$1,999	$(6,709)	$(189)	$12,967

Adjusted EBITDA as a % of revenue	27.7%	5.3%			12.7%

	Three Months Ended March 31, 2021
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenues	$46,522	$30,802	$—	$—	$77,324
Net income (loss) before taxes and discontinued operations	9,010	(5,480)	(13,020)	(2,285)	(11,775)
Adjustment to long-term incentives	281	—	2,616	—	2,897
Transaction and other expenses	—	—	2,550	—	2,550
Former CEO stock appreciation right expense	—	—	509	—	509
Restructuring and severance expenses	181	—	160	—	341
Stock warrant fair value adjustment	—	—	—	323	323
Adjusted income (loss) before taxes and discontinued operations	$9,472	$(5,480)	$(7,185)	$(1,962)	$(5,155)
Adjusted interest expense, net	(138)	(522)	—	5,064	4,404
Adjusted depreciation and amortization	1,705	6,899	—	166	8,770
Equity compensation expense	—	—	962	—	962
Adjusted EBITDA	$11,039	$897	$(6,223)	$3,268	$8,981

Adjusted EBITDA as a % of revenue	23.7%	2.9%			11.6%

	Three Months Ended June 30, 2020
	Completion Fluids & Products	Water & Flowback Services		Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenues	$71,346	$24,724		$—	$—	$96,070
Net income (loss) before taxes and discontinued operations	13,202	(8,418)		(11,611)	(5,298)	(12,125)
Severance	569	1,016		334	—	1,919
Transaction and other expenses	(90)	—		276	—	186
Restructuring and severance expenses	31	187		—	—	218
Stock warrant fair value adjustment	—	—		—	11	11
Allowance for bad debt	2,800	—		—	—	2,800
Adjusted income (loss) before taxes and discontinued operations	16,512	(7,215)	—	(11,001)	(5,287)	(6,991)
Adjusted interest expense, net	(143)	(2)		—	4,749	4,604
Adjusted depreciation and amortization	1,934	7,617		—	175	9,726
Equity compensation expense	—	—		1,602	—	1,602
Adjusted EBITDA	$18,303	$400		$(9,399)	$(363)	$8,941

Adjusted EBITDA as a % of revenue	25.7%	1.6%				9.3%

Schedule G: Non-GAAP Reconciliation of TETRA Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	June 30, 2021	December 31, 2020
	(In Thousands)
Non-restricted cash	$50,314	$67,252

Asset-Based Credit Agreement	—	—
Term Credit Agreement	$171,760	$199,894
Net debt	$121,446	$132,642

Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(In Thousands)
Cash from operating activities	$1,788	$5,819	$38,211	$7,607	$60,387
Discontinued operations operating activities (adjusted EBITDA income (loss))	—	(416)	4,823	(416)	18,180
Cash from continued operating activities	1,788	6,235	33,388	8,023	42,207
Less: Continuing operations capital expenditures	(6,290)	(3,220)	(2,207)	(9,510)	(6,689)
Distributions from CSI Compressco LP (1)	52	—	169	52	338
Cash (distributed to partners) received from other investments	—	2,354	—	2,354	—
Adjusted Free Cash Flow From Continuing Operations	$(4,450)	$5,369	$31,350	$919	$35,856

(1) Following the GP Sale on January 29, 2021, TETRA retained a 10.9% limited partner interest in CCLP.